Exhibit 10.1

DEFERRED COMPENSATION AGREEMENT

THIS DEFERRED COMPENSATION AGREEMENT (this “Agreement”), adopted this 27th day of February, 2015, by and among Lakeland Bancorp, Inc., a New Jersey corporation (the “Corporation”), Lakeland Bank, a New Jersey state chartered bank (the “Bank” and, collectively with the Corporation, the “Employer”), and Thomas J. Shara (the “Executive”), intending to be legally bound hereby.

WITNESSETH:

WHEREAS, the Executive is employed by the Employer;

WHEREAS, the Employer recognizes the valuable services the Executive has performed for the Employer and wishes to encourage the Executive’s continued employment and to provide the Executive with additional incentive to achieve corporate objectives;

WHEREAS, the Employer wishes to provide the terms and conditions upon which the Employer shall pay additional retirement benefits to the Executive;

WHEREAS, the Employer and the Executive intend this Agreement shall at all times be administered and interpreted in compliance with Code Section 409A; and

WHEREAS, the Employer intends this Agreement shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Executive, a member of select group of management or highly compensated employee of the Employer;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Employer and the Executive agree as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings:

1.1 “Administrator” means the Board or its designee.

1.2 “Affiliate” means any business entity with whom the Employer would be considered a single employer under Section 414(b) and 414(c) of the Code. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.3 “Beneficiary” means the person or persons designated in writing by the Executive to receive benefits hereunder in the event of the Executive’s death.

1.4 “Board” means the Board of Directors of the Corporation.

1.5 “Change in Control” means a “Change in Control Event” as defined in the Employment Agreement; provided, however, that no event or occurrence shall constitute a Change in Control unless, with respect to the Corporation, such event or occurrence also constitutes a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Treasury regulation Section 1.409A-3(i)(5) but applying, for purposes thereof, the lowest thresholds permitted thereunder to determine whether any of such events or occurrences have occurred).

1.6 “Contribution” means the amount the Employer credits to the Deferral Account, calculated according to the provisions of Article 2.

1.7 “Claimant” means a person who believes that he is being denied a benefit to which he is entitled hereunder.

1.8 “Code” means the Internal Revenue Code of 1986, as amended.

1.9 “Deferral Account” means the Employer’s accounting of the accumulated Contributions plus accrued interest.

1.10 “Disability” has the meaning set forth in the Employment Agreement.

1.11 “Distribution Period Crediting Rate” means, with respect to any date, the interest rate equal to Moody’s 20 year Aa corporate bond index as of the first business day of the year in which such date occurs.

1.12 “Early Involuntary Termination” means that the Executive, prior to Normal Retirement Age, has experienced a Separation from Service with Good Reason or following receipt of a written notification from the Employer that such Separation from Service has occurred for reasons other than Termination for Cause, Disability, Early Voluntary Termination or following a Change in Control.

1.13 “Early Voluntary Termination” means that the Executive, prior to Normal Retirement Age, experiences a Separation from Service for reasons other than Termination for Cause, Disability, Early Involuntary Termination or following a Change in Control.

1.14 “Effective Date” means February 1, 2015.

1.15 “Employment Agreement” means that certain Employment Agreement, by and among the Executive, the Corporation and the Bank, dated April 2, 2008, as amended.

1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.17 “Good Reason” has the meaning set forth in the Employment Agreement.

1.18 “Involuntary Termination” means the termination of the Executive’s employment either (i) by the Employer other than for “Cause” (as defined in the Employment Agreement), or (ii) as a result of the Executive’s resignation for Good Reason.

1.19 “Normal Retirement Age” means the Executive attaining age sixty-five (65).

1.20 “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date and end on the following December 31.

1.21 “Projected Deferral Account Balance” means the amount equal to the Deferral Account balance as of the date of Early Involuntary Termination, Change in Control or death, plus interest and projected Contributions credited thereon until Normal Retirement Age. For purposes of determining the Projected Deferral Account Balance, Contributions shall be assumed to be credited from the date of Early Involuntary Termination, Change in Control or death until Normal Retirement Age and interest shall be assumed to be credited from the date of Early Involuntary Termination, Change in Control or death until Normal Retirement Age at an annual rate equal to the average Return on Equity, calculated from the Effective Date until the date of Early Involuntary Termination, Change in Control or death, compounded monthly.

1.22 “Return on Equity” means the Corporation’s annual return on equity as determined under Generally Accepted Accounting Principles.

1.23 “Separation from Service” means a termination of the Executive’s employment with the Employer and its Affiliates for reasons other than death or Disability. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Employer, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Employer. If the Executive’s leave exceeds six (6) months but the Executive is not entitled to reemployment under a statute or contract, the Executive incurs a Separation of Service on the next day following the expiration of such six (6) month period. In determining whether a Separation of Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “employer” set forth in Treasury regulation §1.409A-1(h)(3). The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

1.24 “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Employer as such term is defined in Code §416(i) (without regard to Code §416(i)(5)), provided that the stock of the Employer is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the Executive is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

1.25 “Termination for Cause” means a termination of the Executive’s employment with the Employer for “Cause” (as defined in the Employment Agreement).

1.26 “Unforeseeable Emergency” means a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, the Beneficiary, or the Executive’s dependent (as defined in Section 152(a) of the Code), loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.

ARTICLE 2

CONTRIBUTIONS

For each calendar month from the Effective Date through and including December, 2022 that the Executive is actively employed by the Employer as of the last business day of the month, the Employer shall make a Contribution to the Deferral Account in the amount of Sixteen Thousand Five Hundred Dollars ($16,500).

ARTICLE 3

DEFFERAL ACCOUNT

3.1 Establishing and Crediting. The Employer shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:

(a) Contributions hereunder; and

(b) Interest as follows:

(i) on the first day of each calendar month (commencing with March 1, 2015) until the earlier of Separation from Service or the Executive’s death, interest shall be credited on the Deferral Account at an annual rate equal to Return on Equity from the prior calendar year (provided however that the minimum such rate shall be zero percent (0%) and the maximum shall be fifteen percent (15%)), compounded monthly;

(ii) on the first day of each calendar month during any payment term hereunder, interest shall be credited at an annual rate equal to the Distribution Period Crediting Rate, compounded monthly.

3.2 Recordkeeping Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement and is not a trust fund of any kind.

ARTICLE 4

PAYMENT OF BENEFITS

4.1 Normal Retirement Benefit. Upon Separation from Service after Normal Retirement Age, the Employer shall pay the Executive the Deferral Account balance calculated at Separation from Service in lieu of any other benefit hereunder. This benefit shall be paid in one hundred eighty (180) consecutive monthly installments commencing the month following Separation from Service. Effective the first day of each Plan Year during payout, the monthly installments for such Plan Year shall be re-amortized to take into account changes in the Distribution Period Crediting Rate and the remaining number of monthly installments.

4.2 Early Voluntary Termination Benefit. If Early Voluntary Termination occurs, the Employer shall pay the Executive the Deferral Account balance in lieu of any other benefit hereunder. This benefit shall be paid in one hundred eighty (180) consecutive equal monthly installments commencing the month following Normal Retirement Age. During the period between Separation from Service and Normal Retirement Age, no interest shall be credited on the Deferral Account balance. During the payout period, the Deferral Account balance shall be credited with interest at the Distribution Period Crediting Rate in accordance with Section 3.1(b)(ii) hereof, and each Plan Year during the payout period, the installments for such Plan Year shall be re-amortized based on the value of the Deferral Account balance as of the last day of the preceding Plan Year and the remaining number of monthly installments.

4.3 Early Involuntary Termination Benefit. If Early Involuntary Termination occurs, the Employer shall, in lieu of any other benefit hereunder, pay the Executive an annual benefit equal to the greater of (i) Two Hundred Thousand Dollars ($200,000) or (ii) an annual amount payable over fifteen (15) years commencing at Normal Retirement Age based on the Projected Deferral Account Balance at Normal Retirement Age and calculated using the Distribution Period Crediting Rate as of the date of Separation from Service. Such annual benefit shall be paid to the Executive for fifteen (15) years in equal monthly installments commencing the month following Normal Retirement Age and shall not be subject to adjustment for subsequent changes in the Distribution Period Crediting Rate or for any other reason.

4.4 Disability Benefit. If the Executive experiences a Disability followed by Separation from Service prior to Normal Retirement Age, the Employer shall pay the Executive the Deferral Account balance calculated as of the date of Separation from Service, in lieu of any other benefit hereunder. This benefit shall be paid in one hundred eighty (180) consecutive monthly installments commencing the month following Normal Retirement Age. During the period between Separation from Service and Normal Retirement Age, interest shall be credited on the Deferral Account balance at the Distribution Period Crediting Rate. During the payout period, the Deferral Account balance shall be credited with interest at the Distribution Period Crediting Rate in accordance with Section 3.1(b)(ii) hereof, and each Plan Year during the payout period, the installments for such Plan Year shall be re-amortized based on the value of the Deferral Account balance as of the last day of the preceding Plan Year and the remaining number of monthly installments.

4.5 Change in Control Benefit. If a Change in Control occurs, followed by Separation from Service, provided, however, that such Separation from Service occurs prior to Normal Retirement Age, the Employer shall, in lieu of any other benefit hereunder, pay the Executive an annual benefit equal to the greater of (i) Two Hundred Thousand Dollars ($200,000) or (ii) an annual amount payable over fifteen (15) years commencing at Normal Retirement Age based on the Projected Deferral Account Balance at Normal Retirement Age and calculated using the Distribution Period Crediting Rate as of the date of date of the Change in Control. Such annual benefit shall be paid to the Executive for fifteen (15) years in equal monthly installments commencing the month following Normal Retirement Age and shall not be subject to adjustment for subsequent changes in the Distribution Period Crediting Rate or for any other reason.

4.6 Death Prior to Separation From Service or Disability. In the event the Executive dies prior to Separation from Service or Disability, the Employer shall pay the Beneficiary an annual benefit equal to the greater of (i) Two Hundred Thousand Dollars ($200,000) or (ii) the Projected Deferral Account Balance distributed over fifteen (15) years, calculated using the Distribution Period Crediting Rate as of the date of the Executive’s death, in lieu of any other benefit hereunder. This annual benefit shall be paid to the Executive for fifteen (15) years in equal monthly installments commencing the month following the Executive’s death and shall not be re-amortized to reflect any Distribution Period Crediting Rate changes.

4.7 Death Subsequent to Commencement of Benefit Payments. In the event the Executive dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Employer shall pay the Beneficiary the same amounts at the same times as the Employer would have paid the Executive, had the Executive survived.

4.8 Death Subsequent to Separation from Service or Disability and Prior to Commencement of Benefit Payments. In the event the Executive dies after Separation from Service or Disability but before receiving any payments hereunder, the Employer shall pay the Beneficiary the same amounts as the Employer would have paid the Executive had the Executive lived until Normal Retirement Age and died immediately after payments to Executive had begun, but the payments shall commence the month following the Executive’s death and the annual benefit shall not be re-amortized to reflect any Distribution Period Crediting Rate changes.

4.9 Benefits Exclusive. The Executive and the Employer intend that the benefits described in Sections 4.1 to 4.6 be exclusive of one another. The Executive shall not receive benefits arising out of more than one of those Sections.

4.10 Hardship Distribution. If an Unforeseeable Emergency occurs, the Executive may petition the Board to receive a distribution from the Agreement (a “Hardship Distribution”). The Board in its sole discretion may grant such petition. If granted, the Executive shall receive, within sixty (60) days, a distribution from the Agreement only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution. In any event, the maximum amount which may be paid out as a Hardship Distribution is the Deferral Account balance as of the day the Executive petitioned the Board to receive a Hardship Distribution. A Hardship Distribution shall reduce the Deferral Account balance. In the event of a Hardship Distribution, an appropriate adjustment shall be made to the minimum benefit payment under the Agreement.

4.11 Termination for Cause. If Termination for Cause occurs the Executive shall forfeit all payments and benefits hereunder.

4.12 Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder. Distributions which would otherwise be made to the Executive due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Executive’s death. All subsequent distributions shall be paid as they would have had this Section not applied.

4.13 Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.

4.14 Delays in Payment by Employer. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event. The delay in the payment will not constitute a subsequent deferral election, so long as the Employer treats all payments to similarly situated Participants on a reasonably consistent basis.

(a) Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Employer reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Internal Revenue Code is not treated as a violation of law.

(b) Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Employer to continue as a going concern.

4.15 Treatment of Payment as Made on Designated Payment Date. Solely for purposes of determining compliance with Code Section 409A, any payment under this Agreement made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Executive’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Employer does not have sufficient funds to make the payment without jeopardizing the Employer’s solvency, in the first calendar year in which the Employer’s funds are sufficient to make the payment.

4.16 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer and the Administrator from further liability on account thereof.

4.17 Changes in Form or Timing of Benefit Payments. The Employer and the Executive may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments. Any such amendment:

(a) must take effect not less than twelve (12) months after the amendment is made;

(b) must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(c) must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

(d) may not accelerate the time or schedule of any distribution.

ARTICLE 5

BENEFICIARIES

5.1 Designation of Beneficiaries. The Executive may designate any person or trust to receive any benefits payable under the Agreement upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Administrator and shall be effective only when filed in writing with the Administrator during the Executive’s lifetime. If the Executive names someone other than the Executive’s spouse as a Beneficiary (including a trust with respect to which the Executive’s spouse is not the sole Beneficiary), the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Executive’s spouse and returned to the Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.

5.2 Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Employer shall pay the benefit payment to the Executive’s spouse. If the spouse is not living then the Employer shall pay the benefit payment to the Executive’s living descendants per stirpes, and if there are no living descendants to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

ARTICLE 6

ADMINISTRATION

6.1 Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, Executive or Beneficiary. No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

6.2 Administrator Authority. The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.

6.3 Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.

6.4 Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Employer to employ such legal counsel and recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Agreement shall be paid by the Employer.

6.5 Employer Information. The Employer shall supply full and timely information to the Administrator on all matters relating to the Executive’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

6.6 Compliance with Code Section 409A. The Employer and the Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or Beneficiary. This Agreement shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith. In no event may Executive or Beneficiary, directly or indirectly, designate the calendar year of any payment.

ARTICLE 7

CLAIMS AND REVIEW PROCEDURES

7.1 Claims Procedure. A Claimant who has not received benefits under this Agreement that he believes should be distributed shall make a claim for such benefits as follows.

(a) Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b) Timing of Administrator Response. The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(c) Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2 Review Procedure. If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a) Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(b) Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c) Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(e) Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Agreement on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a). Nothing contained herein is intended to limit the Executive’s right to bring a civil action under ERISA following exhaustion of the claims procedures set forth herein.

ARTICLE 8

AMENDMENT AND TERMINATION

8.1 Agreement Amendment Generally. Except as provided in Section 8.2, this Agreement may be amended only by a written agreement signed by both the Employer and the Executive.

8.2 Amendment to Insure Proper Characterization of Agreement. Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Employer at any time, if found necessary in the opinion of the Employer, i) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, ii) to conform the Agreement to the requirements of any applicable law or iii) to comply with the written instructions of the Employer’s auditors or banking regulators.

8.3 Agreement Termination Generally. Except as provided in Section 8.4, this Agreement may be terminated only by a written agreement signed by the Employer and the Executive. Such termination shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4.

8.4 Effect of Complete Termination. Notwithstanding anything to the contrary in Section 8.3, and subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), at certain times the Employer may completely terminate and liquidate the Agreement. In the event of a complete termination described below and occurring prior to the Executive’s death and either prior to Normal Retirement Age, or subsequent to Normal Retirement Age but prior to Separation from Service, the Employer shall pay the Executive an amount equal to the excess of (A) the greater of (i) the Projected Deferral Account Balance or (ii) Two Million One Hundred Ninety-Two Thousand Nine Hundred Fifty-One Dollars ($2,192,951), over (B) the amount of any Hardship Distributions theretofore made to the Executive under this Agreement. In the event of a complete termination described below and occurring after the Executive’s death, or after Normal Retirement Age and Separation from Service, the Employer shall pay the Executive an amount equal to the present value of the remaining payments owed to the Executive, calculated using a discount rate of four and one-half percent (4.5%). Such complete termination of the Agreement shall occur only under the following circumstances and conditions.

(a) Corporate Dissolution or Bankruptcy. The Employer may terminate and liquidate this Agreement within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Agreement are included in the Executive’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) Change in Control. The Employer may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Agreement will then be treated as terminated only if all substantially similar arrangements sponsored by the Employer which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Executive and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Employer takes the irrevocable action to terminate the arrangements.

(c) Discretionary Termination. The Employer may terminate and liquidate this Agreement provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (iii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of the date the Employer takes the irrevocable action to terminate this Agreement; (iv) all payments are made within twenty-four (24) months following the date the Employer takes the irrevocable action to terminate and liquidate this Agreement; and (v) neither the Employer nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if the Executive participated in both arrangements, at any time within three (3) years following the date the Employer takes the irrevocable action to terminate this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1 No Effect on Other Rights. This Agreement constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Executive without regard to the existence hereof.

9.2 State Law. To the extent not governed by ERISA, the provisions of this Agreement shall be construed and interpreted according to the internal law of the State of New Jersey without regard to its conflicts of laws principles.

9.3 Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.4 Nonassignability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.5 Unsecured General Creditor Status. Payment to the Executive or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employer and no person shall have any interest in any such asset by virtue of any provision of this Agreement. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Employer purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

9.6 Life Insurance. If the Employer chooses to obtain insurance on the life of the Executive in connection with its obligations under this Agreement, the Executive hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Employer or the insurance company designated by the Employer.

9.7 Unclaimed Benefits. The Executive shall keep the Employer informed of the Executive’s current address and the current address of the Beneficiary. If the location of the Executive is not made known to the Employer within three years after the date upon which any payment of any benefits may first be made, the Employer shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Employer; however, the Employer shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Beneficiary. If the location of the Beneficiary is not made known to the Employer by the end of an additional two (2) month period following expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Executive’s estate. If there is no estate in existence at such time or if such fact cannot be determined by the Employer, the Executive and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Agreement.

9.8 Suicide or Misstatement. No benefit shall be distributed hereunder if an insurance company which issued a life insurance policy covering the Executive and owned by the Employer denies coverage (i) for material misstatements of fact made by the Executive on an application for life insurance, or (ii) due to the Executive’s suicide within two (2) years after the Effective Date.

9.9 Removal. Notwithstanding anything in this Agreement to the contrary, the Employer shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act. Furthermore, any payments made to the Executive pursuant to this Agreement shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

9.10 Forfeiture Provision. The Executive shall forfeit any non-distributed benefits under this Agreement if within the “Applicable Restriction Period” (as defined below), the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i) becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services within fifty (50) miles of any offices (branches or otherwise) maintained by the Employer as of the date of the termination of the Executive’s employment;

(ii) participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Employer as of the date of termination of the Executive’s employment;

(iii) assists, advises, or serves in any capacity, representative or otherwise, any third party in any action against the Employer or transaction involving the Employer, unless the Executive is compelled to do so by a court of law or by any governmental agency or administrative or legislative body having jurisdiction to order the Executive to do so, provided that the Executive shall, to the extent lawfully permitted, give prompt written notice to the Company of such compulsion;

(iv) sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Employer (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Employer, to the knowledge of the Executive provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive’s employment; or

(v) divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Employer, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers, of the Employer, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Employer, earnings or other information concerning the Employer. The restrictions contained in this subparagraph (v) apply to all information regarding the Employer, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

For purposes of the foregoing, the “Applicable Restriction Period” means:

(A) for purposes of clause (i) of this Section 9.10, (x) in the event of the Executive’s Involuntary Termination prior to a Change in Control, the twelve (12) month period following the Executive’s Separation from Service, (y) in the event of the Executive’s Separation from Service on or after a Change in Control, the eighteen (18) month period following the Executive’s Separation from Service, and (z) in any other situation not covered by clauses (x) or (y), the twenty-four (24) month period following the Executive’s Separation from Service.

(B) for purposes of clauses (ii), (iii), (iv) and (v) of this Section 9.10, the twenty-four (24) month period following the Executive’s Separation from Service.

9.11 Notice. Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office. Any notice or filing required or permitted to be given to the Executive or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

9.12 Headings and Interpretation. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.13 Alternative Action. In the event it becomes impossible for the Employer or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Employer or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Employer, provided that such alternative act does not violate Code Section 409A.

9.14 Coordination with Other Benefits. The benefits provided for the Executive or the Beneficiary under this Agreement are in addition to any other benefits available to the Executive under any other plan or program for employees of the Employer. This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

9.15 Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successor and assigns, and the Executive, the Executive’s successors, heirs, executors, administrators, and the Beneficiary.

9.16 Tax Withholding. The Employer may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation to withhold in connection with any benefits under the Agreement. The Executive shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

9.17 Aggregation of Agreement. If the Employer offers other account balance deferred compensation plans in addition to this Agreement, this Agreement and those plans shall be treated as a single plan to the extent required under Code Section 409A.

9.18 280G Gross-Up Payment Inapplicable. Notwithstanding anything contained in this Agreement or the Employment Agreement to the contrary, the Employer and the Executive hereby agree that, for purposes of Section 5(c)(3) of the Employment Agreement (the “280G Gross-Up Provisions”) , in no event shall any “Gross-Up Payment” thereunder be paid with respect to the payments or benefits provided under this Agreement. Accordingly, if and to the extent that the value of the payments or benefits payable under this Agreement comprise all or a portion of the “Total Payments” referred to under the 280G Gross-Up Provisions, the value of the payments and benefits payable under this Agreement shall nonetheless be reduced from the amount of such Total Payments in determining the Gross-Up Payment under 280G Gross-Up Provisions.

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Agreement document as indicated below:

Executive:	Employer:

/s/ Thomas J. Shara	By:	/s/ Mary Ann Deacon
	Its:	Chairman of the Board